EXHIBIT 99.1

August 15, 2017

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
AND SIX MONTH RESULTS

Cranford, New Jersey — August 15, 2017 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and twenty-six week periods ended July 1, 2017.

Tofutti Brands reported net sales for the thirteen weeks ended July 1, 2017 of $3,646,000, an increase of $92,000, or 3%, compared to net sales of $3,554,000 for the thirteen weeks ended July 2, 2016.

The Company’s gross profit decreased to $1,173,000 in the thirteen weeks ended July 1, 2017 from $1,184,000 in the thirteen weeks ended July 2, 2016, and its gross profit percentage was 32% for the thirteen weeks ending July 1, 2017 compared to 33% for the thirteen weeks ending July 2, 2016. The gross profit percentage in the second quarter of 2017 was negatively impacted by an increase in sales promotion expense for the thirteen weeks ended July 1, 2017 to $433,000 compared to $391,000 for the thirteen weeks ended July 2, 2016, which was offset by improved profit margins in the Company’s vegan cheese business. The Company had net income of $270,000, or $0.05 per share (basic and diluted), for the thirteen weeks ended July 1, 2017, compared to net income of $194,000, or $0.04 per share (basic and diluted), for the thirteen weeks ended July 2, 2016.

Net sales for the twenty-six week period ended July 1, 2017 were $6,929,000, a decrease of $367,000, or 5%, compared to net sales of $7,296,000 for the twenty-six week period ended July 2, 2016. The Company’s gross profit and gross profit percentage for the twenty-six week period ending July 1, 2017 were $2,187,000 and 32%, respectively, compared to $2,423,000 and 33%, respectively, for the twenty-six week period ending July 2, 2016. The decrease in the Company’s gross profit and gross profit percentage was due primarily to the decrease in sales and the increase in the Company’s sales promotion and freight out expense in the twenty-six weeks ended July 2, 2016. The Company’s net income for the twenty-six weeks ended July 1, 2017 was $97,000, or $0.02 per share (basic and diluted), compared to net income of $324,000, or $0.06 per share (basic and diluted), for the twenty-six weeks ended July 2, 2016.

As of July 1, 2017, the Company had approximately $329,000 in cash and cash equivalents and its working capital was approximately $3.1 million, compared with approximately $132,000 in cash and cash equivalents and working capital of approximately $2.95 million at December 31, 2016. The Company terminated its engagement with a financial advisor that was assisting it with a review of its strategic alternatives. The Company is continuing to pursue value-enhancing initiatives.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “ I am pleased to report that despite continuing production issues at the plant of our frozen novelty products manufacturer, our revenues in the thirteen weeks ended July 1, 2017 increased to $3,646,000 as compared to revenues of $3,554,000 in the comparable 2016 period and $3,283,000 in the first fiscal quarter of this year. Sales of our vegan cheese products grew to $2,763,000 in the thirteen weeks ended July 1, 2017 as compared to revenues of $2,417,000 in the comparable 2016 period and $2,628,000 in the first fiscal quarter of this year. As a result of the increase in sales and our continuing efforts to reduce operating expenses, we had net income of $270,000 in the thirteen weeks ended July 1, 2017 as compared to net income of $194,000 in the comparable 2016 period and a net loss of $173,000 in the first fiscal quarter of this year. We continue to believe that we on the right track to produce consistent profitable operations in the future,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 50 milk-free foods including frozen desserts, cheese products and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has prepared food entrees including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended July 1, 2017	Thirteen weeks ended July 2, 2016	Twenty-six weeks ended July 1, 2017	Twenty-six weeks ended July 2, 2016

Net sales	$3,646	$3,554	$6,929	$7,296
Cost of sales	2,473	2,370	4,742	4,873
Gross profit	1,173	1,184	2,187	2,423
Operating expenses	897	982	2,073	2,080
Income from operations	276	202	114	343
Interest expense	6	6	12	13
Income before income tax	270	196	102	330
Income tax expense	—	2	5	6
Net income	$270	$194	$97	$324
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net income per common share:
Basic and diluted	$0.05	$0.04	$0.02	$0.06

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	July 1, 2017	December 31, 2016*
Assets
Current assets:
Cash and cash equivalents	$329	$132
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $356 and $370, respectively	2,080	2,626
Inventories	1,508	1,565
Prepaid expenses	36	66
Deferred costs	136	100
Total current assets	4,089	4,489

Fixed assets (net of accumulated depreciation of $17 and $14, respectively)	12	15
Other assets	16	16
	$4,117	$4,520

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable-current	$7	$6
Accounts payable	507	1,148
Accrued expenses	309	278
Deferred revenue	152	108
Total current liabilities	975	1,540

Convertible note payable-long term-related party	500	500
Note payable-long term	6	10
Total liabilities	1,481	2,050

Commitments and contingencies

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at July 1, 2017 and December 31, 2016, respectively	52	52
Additional paid-in capital	207	138
Retained earnings	2,377	2,280
Total stockholders’ equity	2,636	2,470
Total liabilities and stockholders’ equity	$4,117	$4,520

* Derived from audited financial information.